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                                       SEC FILE NUMBER:....0-8463
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                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                             FORM 12b-25

                   NOTIFICATION OF LATE FILING

(Check one):
 ( ) Form 10-K   ( ) Form 20-F   ( ) Form 11-K   (X) Form 10-QSB
 ( ) Form 10-D   ( ) Form N-SAR  ( ) Form N-CSR

               For Period Ended: December 31, 2006

( ) Transition Report on Form 10-K
( ) Transition Report on Form 20-F
( ) Transition Report on Form 11-K
( ) Transition Report on Form 10-Q
( ) Transition Report on Form N-SAR
( ) For the Transition Period Ended: _______________________

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|     Read instruction (on back page) before preparing form.    |
|                     Please Print or Type.                     |
|  Nothing in this form shall be construed to imply that the    |
|  Commission has verified any information contained herein.    |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I   REGISTRANT INFORMATION
-------------------------------

                   Pismo Coast Village, Inc.
                   -------------------------
                    Full Name of Registrant


                    -------------------------
                    Former Name if Applicable


                    165 South Dolliver Street
    ---------------------------------------------------------
    Address of Principal Executive Office (Street and Number)


                       Pismo Beach CA 93449
                     ------------------------
                     City, State and Zip Code


PART II   RULES 12b-25(b) AND (c)
---------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

 (X) (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III   NARRATIVE
--------------------

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The additional scrutiny required to be in compliance with the increasing regulations from the Securities and Exchange Commission as well as implementation of accounting pronouncements issued by the Financial Accounting Standards Board have led to delays in completing, reviewing and releasing of the Company's 10-QSB. We anticipate having the filing completed by the Company and reviewed by our independent public accounting firm within the extended time period.

                 (Attach extra Sheets if Needed)

PART IV   OTHER INFORMATION
---------------------------

(1) Name and telephone number of person to contact in regard to this notification

    Steven R Starbuck             661            324-4971
    -----------------         -----------   ------------------
         (Name)               (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
    identify report(s).   Yes (X)   No ( )

(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be
    included in the subject report or portion thereof?
    Yes ( )   No (X)

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                   Pismo Coast Village, Inc.
           -------------------------------------------
          (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date February 14, 2007  By               JAY JAMISON
     -----------------     --------------------------------------
                             Assistant Corporate Secretary and
                          Chief Operating Officer/General Manager